DATED September 23, 2008
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-150218
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 6.20% NOTES DUE 2013

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 6.20% Notes Due 2013
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-150218
Trade Date:	September 23, 2008
Settlement Date (Original Issue Date):	September 26, 2008
Maturity Date:	September 30, 2013
Principal Amount:	$750,000,000
Price to Public (Issue Price):	99.893%
All-in-price:	99.543%
Pricing Benchmark:	UST 3.125% Notes due August 2013
UST Spot (Yield):	3.025%
Spread to Benchmark:	+320 basis points (3.20%)
Yield to Maturity:	6.225%
Net Proceeds to Issuer:	$746,572,500
Coupon:	6.200%
Interest Payment Dates:	Interest will be paid semi-annually on the 30th of each March and September of each year, commencing March 30, 2009 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Joint Bookrunners:	Citigroup Global Markets Inc. (30.34%)
Barclays Capital Inc. (30.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (30.33%)
Co-Managers:	Banc of America Securities LLC (3.0%)
BNP Paribas Securities Corp. (3.0%)
Goldman, Sachs & Co. (3.0%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
CUSIP:	14912L4C2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 877-858-5407,  Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408 or Barclays Capital Inc. at 888-227-2775, ext 2663.